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Genta Incorporated Announces Fourth Quarter and Year End 2007 Financial

Results and Corporate Highlights

BERKELEY HEIGHTS, NJ – March 12, 2008 – Genta Incorporated (NASDAQ: GNTA) today announced financial results and progress for the quarter and year ended December 31, 2007. The Company noted significant recent milestones, including:

•	AGENDA Phase 3 trial using key biomarker initiates in melanoma
•	New oral product, G4544, completes initial Phase 1 trial; planned 505(b)(2) strategy
•	Tesetaxel, a leading oral taxane, becomes new clinical-stage product
•	Genasense® intermittent schedule completes Phase 1, heads to melanoma trial
•	Decision on FDA appeal for Genasense NDA in CLL expected this quarter

“Genta now has three exceptional, high-value, clinical-stage products in our portfolio, and we achieved substantial progress on the major goals of our corporate turnaround this past year,” noted Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “Our most important 2007 initiative was initiation of the Phase 3 AGENDA trial, which we expect will complete accrual later this year. Positive results from AGENDA should enable submissions in 2009 for global regulatory approval. Similarly, continued aggressive development of G4544, an internally developed compound for skeletal diseases, offers us the opportunity to submit a NDA for a second product in 2009 via a streamlined 505(b)(2) regulatory strategy. Lastly, our in-licensing of worldwide rights to tesetaxel has provided us with a leading oral taxane that addresses a very large and well-characterized market. Each of these drugs offers significant partnering opportunities that will accelerate their development.”

Highlights and updates of the Genta programs appear below.

GENASENSE: CLINICAL AND REGULATORY ACTIVITY

Phase 3/Melanoma: In the third quarter of 2007, Genta initiated a confirmatory, Phase 3, randomized, controlled trial in patients with advanced melanoma, known as AGENDA. The study is designed to confirm certain safety and efficacy results from our prior randomized trial of Genasense combined with dacarbazine (DTIC) in patients who have not previously received chemotherapy. AGENDA employs a biomarker to define those patients who derived maximum clinical benefit during the preceding study. These patients are characterized by low-normal levels of LDH (lactate dehydrogenase), a tumor-derived enzyme that is readily detected in blood. Analysis of those efficacy outcomes, which were observed in 274 patients, showed the following results:

Endpoint	Genasense/DTIC	DTIC	Hazard Ratio	P
Overall response	20.8%	7.2%		0.002
Durable response	10.7%	2.4%		0.007
Progression-free survival, median	3.6 mos.	1.6 mos.	0.58	<0.0001
Overall survival, median	12.3 mos.	9.9 mos.	0.64	0.0009

A scientific article that describes efficacy and safety results from this study can be accessed at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1. In addition to the LDH restriction, the AGENDA study is double-blind and designed with co-primary endpoints of progression-free survival and overall survival. AGENDA will be conducted at 75-100 sites in Europe, North America, Australia and New Zealand. The first interim analysis for safety will be conducted, and an update of patient accrual will be announced, during the current quarter. Accrual is currently expected to complete in the fourth quarter of 2008.

Phase 2/Melanoma: The Company has an ongoing Phase 1-2 trial that combines Genasense with Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) (Abraxis BioScience, Inc.) plus Temodar® (temozolomide) Capsules (Schering-Plough Corporation) in patients with advanced melanoma. The new study represents the rapid clinical translation of preclinical results that showed marked anticancer synergy with this drug combination. The new study evaluates the safety, efficacy, pharmacokinetics, and pharmacodynamics of the combination in chemotherapy-naïve patients who have normal LDH levels. Updated results from this trial have been submitted to the 2008 annual meeting of the American Society of Clinical Oncology (ASCO).

Phase 3/Chronic Lymphocytic Leukemia (CLL)/NDA Status: In 2007, Genta appealed a prior “non-approvable” decision on the Genasense New Drug Application (NDA) for patients with relapsed/refractory CLL, and the appeal is now pending before the Director of FDA’s Center for Drug Evaluation and Research (CDER). Extended followup during 2007 has indicated that patients who achieved complete remission (i.e., the study’s primary endpoint) on the Genasense treatment arm have also enjoyed extended survival. Updated results from this trial have been submitted to the 2008 annual meeting of the American Society of Clinical Oncology (ASCO). The Company has met with FDA to discuss this appeal, and a decision from CDER is expected in the current calendar quarter.

High-Dose Intermittent Dose-Schedules: The Company has shown that high-dose, intermittent Genasense treatment was active and increased drug uptake in preclinical models of human lung cancer, colon cancer and melanoma. Moreover, twice-per-week Genasense dosing amplified the activity of multiple tyrosine kinase inhibitors, including erlotinib, imatinib, sunitinib and sorafenib, used either alone or in combination with a taxane.

Genta has now completed clinical trials to evaluate intermittent dosing by both subcutaneous injection and brief (1-2 hour) intravenous (IV) infusion. The maximally tolerable dose (MTD) on a once-per-week for 3 weeks schedule was identified. The follow-on study using the MTD administered on a twice-per-week for 3 weeks schedule has also been completed.

Genta expects to incorporate this new schedule into the ongoing melanoma trial with Abraxane® and Temodar®. These new schedules may ultimately obviate the need for treatment via continuous IV infusion. Abstracts describing results of these studies have been submitted to the 2008 ASCO meeting.

G4544, A NEW ORAL DRUG FOR SKELETAL DISEASES, ENTERS CLINICAL TRIALS

In late 2007, Genta completed the initial Phase 1 study of G4544, the Company’s proprietary small molecule that is intended to treat diseases associated with accelerated bone loss. G4544 contains the active ingredient in Ganite®, a highly effective drug whose market potential has been constrained by a requirement for continuous IV infusion. No drug-related adverse experience was observed in 30 subjects who received G4544 over a 5-fold dosing range. Further clinical and pharmacokinetic results have been submitted to the 2008 ASCO meeting.

G4544 Development Strategy: The Company has improved the G4544 manufacturing process. Following review and approval of this change, Genta will seek FDA guidance on the 505(b)(2) regulatory pathway, which may shorten development time by allowing use of bioequivalence studies rather than trials to demonstrate efficacy and safety. In this case, Genta owns the NDA for Ganite and has exclusive ownership of important trade secrets, including but not limited to detailed pharmacokinetics and long-term animal toxicology of the active ingredient. The 505(b)(2) approach enables potential approval in the currently approved indication (cancer-related hypercalcemia), in parallel with development in other indications. Low doses of the active ingredient have also shown clinical activity in a range of skeletal diseases, including bone metastasis, Paget’s disease and osteoporosis. An oral dosing regimen offers the potential to exploit the advantages of this compound, which include broad potential activity and convenient administration.

TESETAXEL

Tesetaxel, an oral taxane that is the latest addition to the Genta oncology portfolio, was recently obtained via in-licensing of its worldwide rights. Tesetaxel was specifically developed to avoid key problems associated with other taxanes (such as paclitaxel [Taxol®; Bristol Myers Squibb] and docetaxel [Taxotere®; sanofi Aventis]), including severe infusion reactions, peripheral neuropathy, and acquired drug resistance. More than 250 patients worldwide have received tesetaxel, and the drug has demonstrated anticancer activity in several clinical trials. Due to the occurrence of several fatalities related to neutropenia, the drug is currently on clinical hold in the U.S. Based upon guidance from FDA, Genta has worked with the former sponsor to develop a strategy that is intended to lift the clinical hold, thereby enabling clinical testing to resume. If further studies document efficacy and safety, tesetaxel offers substantial opportunities to improve convenience, safety, and activity for patients who are currently receiving conventional taxanes.

C-MYB ANTISENSE

An antisense drug directed against c-myb, a master regulatory proto-oncogene, is the Company’s earliest stage clinical program. In 2007, a new dose-ranging Phase 1 trial of c-myb antisense was initiated at the University of Pennsylvania. The trial is currently open to accrual and is expected to be completed later this year after identification of the MTD.

FINANCIAL INFORMATION

The Company reported a net loss of $1.7 million or $0.06 per share for the fourth quarter of 2007, compared with a net loss of $17.3 million or $0.68 per share for the fourth quarter of 2006. For the year ended December 31, 2007, the Company reported a net loss of $23.3 million, or $0.79 per share, compared with a net loss of $56.8 million, or $2.52 per share, for the year ended December 31, 2006. (All share and per-share data have been retroactively adjusted to account for the effect of a 1-for-6 reverse stock split on July 13, 2007.)

Net product sales of $0.3 million for the fourth quarter of 2007 increased from $0.1 million for the fourth quarter of 2006, primarily due to a reduction in a provision for sales returns of Ganite® of $0.1 million. Net product sales for the year ended December 31, 2007 of $0.6 million declined from the prior-year period of $0.7 million as product sales in 2007 and 2006 included favorable adjustments to a reserve for returns of Ganite of $0.1 million and $0.3 million, respectively. Operating expenses for the fourth quarter and the year ended December 31, 2007 declined from their comparable prior-year periods, as the prior year included a buildup of sales, marketing and manufacturing expenses incurred in preparation for a possible commercial launch of Genasense. In addition, lower expenses in 2007 reflect the impact of a staff reduction in December 2006.

In the fourth quarter of 2006, the Company recorded an expense of $5.3 million that provided for the issuance of 2 million shares of Genta common stock, for a settlement in principle of class action litigation. The expense is net of insurance recovery of $18.0 million. At December 31, 2007, the revised estimated value of the common shares portion of the litigation settlement is $1.0 million based on a closing price of Genta’s common stock of $0.52 per share, resulting in a reduction in the provision of $1.6 million and $4.2 million for the fourth quarter and year ended December 31, 2007, respectively.

Also in the fourth quarter of 2006, we accounted for the impairment of prepaid royalties and recorded a write-off of this asset of $1.3 million due to the non-approvable notice that we received from the FDA in December 2006 for our NDA for the use of Genasense plus chemotherapy in patients with CLL.

As of December 31, 2007, Genta had no long-term debt, $0.5 million in short-term debt, and had cash, cash equivalents and marketable securities of $7.8 million. At December 31, 2006, the Company had no long-term debt, $0.6 million in short-term debt, and had cash, cash equivalents and marketable securities of $29.5 million. Net cash used in operating activities through December 31, 2007 was $31.7 million. As a subsequent event, on February 13, 2008 the Company closed a registered stock offering with institutional investors and sold 6 million shares of common stock for gross proceeds totaling approximately $3.1 million before fees and expenses.

CONFERENCE CALL AND WEBCAST

Genta management will host a conference call and live audio webcast to discuss financial results and general corporate activities on March 12, 2008 at 8:00 am EDT.

Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (706) 679-3140 (international). The access code for the live call is Genta Incorporated. The call will also be webcast live at http://www.genta.com/investorrelation/events.html.

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 35508613.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drug as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

SAFE HARBOR

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;
•	the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Nichol Harber

Genta Investor Relations

908-286-3980

info@genta.com

Genta Incorporated

Selected Condensed Consolidated Financial Data

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Product sales - net	$267	$117	$580	$708
Cost of goods sold	22	29	90	108
Gross margin	245	88	490	600
Operating expenses:
Research and development	1,247	6,164	13,491	28,064
Selling, general and administrative	3,995	6,040	16,865	25,152
Provision for settlement of litigation	(1,640)	5,280	(4,240)	5,280
Write-off of prepaid royalty	—	1,268	—	1,268
Total operating expenses	3,602	18,752	26,116	59,764
Other income	139	431	836	1,454
Net loss before income tax benefit	(3,218)	(18,233)	(24,790)	(57,710)
Income tax benefit	1,470	929	1,470	929
Net loss	$(1,748)	$(17,304)	$(23,320)	$(56,781)
Net loss per basic and diluted share	$(0.06)	$(0.68)	$(0.79)	$(2.52)
Shares used in computing basic and diluted net loss per share (adjusted for 1-for-6 reverse stock split on July 13, 2007)	30,621	25,621	29,621	22,553

Selected Condensed Consolidated Balance Sheet Data

(Unaudited)

	December 31 2007	December 31 2006
Cash, cash equivalents and marketable securities	$7,813	$29,496
Working capital	877	12,682
Total assets	29,293	51,778
Total stockholders’ equity	2,931	14,642